Via Facsimile and U.S. Mail
Mail Stop 6010


March 31, 2006


Mr. Robert Reynolds
Chief Financial Officer
Leiner Health Products Inc.
901 East 233rd Street
Carson, CA 90745

Re:	Leiner Health Products Inc.
	Form 10-K for Fiscal Year Ended March 26, 2005
	Filed on June 24, 2005
	File No. 333-33121

Dear Mr. Reynolds:

We have completed our review of your Form 10-K and have no further comments at this time.



								Sincerely,


								Joseph J. Roesler
								Accounting Branch Chief

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Mr. Robert Reynolds
Leiner Health Products Inc.
January 24, 2006
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